THE TIMOTHY PLAN

THIRD AMENDMENT TO THE CUSTODY AGREEMENT

THIS THIRD AMENDMENT dated as of the 3rd day of January, 2012, to the Custody Agreement, dated as of April 27, 2007, as amended September 24, 2009 and September 6, 2011 (the "Agreement"), is entered into by and between THE TIMOTHY PLAN, a Delaware business trust (the "Trust"), and U.S. BANK, N.A., a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Trust and the Custodian desire to amend the fees of the Agreement; and

WHEREAS, Article XIV, Section 14.2 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit D is superseded and replaced with Exhibit D attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

THE TIMOTHY PLAN		U.S. BANK, N.A.

By:		By:

Name:	Arthur D. Ally	Name:	Michael R. McVoy

Title:	President	Title:	Vice President

1/2012

Exhibit D to the Custody Agreement – The Timothy Plan

US Bank, N.A.

Domestic Custody Services Fee Schedule at April, 2007

I.	Portfolio Transaction Fees:
	(a)	For each repurchase agreement transaction	$7.00
	(b)	For each portfolio transaction processed through DTC or Federal Reserve	$9.00
	(c)	For each portfolio transaction processed through our New York custodian	$25.00
	(d)	For Each Mutual Fund Trade	$9.00
	(e)	For each GNMA/Amortized Security Purchase	$16.00
	(f)	For each GNMA Prin/Int Paydown, GNMA Sales	$8.00
	(g)	For each option/future contract written, exercised or expired	$40.00
	(h)	For each Cedel/Euro clear transaction	$80.00
	(i)	For each Disbursement (Fund expenses only)	$5.00

A transaction is a purchase/sale of a security, free receipt/free delivery (excludes initial conversion), maturity, tender or exchange:

II.	Market Value Fee
	Based upon an annual rate of:	Million
	.000120 (1.20 Basis Point) on First	$75
	.00010 (1.0 Basis Point) on Next	$100
	.000075 (.75 Basis Point) on	Balance

III.	Monthly Minimum Fee-Per Fund		$225.00

IV.	Out-of-Pocket Expenses

	The only out-of-pocket expenses charged to your account will be shipping fees or transfer fees.

V.	Earnings Credits

On a monthly basis any earnings credits generated from uninvested custody balances will be applied against any cash management service fees generated.

1/2012

Exhibit D (continued) to the Custody Agreement – The Timothy Plan

GLOBAL CUSTODY SERVICES

FEE SCHEDULE - PART I at January 1, 2012

Annual Base Fee (per fund)

1a.)	$4800 per country per year, for up to 3 countries with 75 securities positions in total (not per market), plus safekeeping and transaction fees per market (see next page);

OR

1b.)	$18,000 per year plus safekeeping and transaction fees per market (see next page);

Notes

●	Euroclear – Eurobonds only. Eurobonds are held in Euroclear at a standard rate, but other types of securities (including but not limited to equities, domestic market debt and mutual funds) will be subject to a surcharge.

●	Certain transactions that are delivered within Euroclear or from a Euroclear account to a third party depository or settlement system, will be subject to a surcharge (surcharge schedule available upon request).

●	For all other markets specified above, surcharges may apply if a security is held outside of the local market.

●	Straight Through Processing – fees waived.

●	Third Party Foreign Exchange – f/x transactions undertaken through a third party will be charged $50.

●	Tax Reclamation Services may be subject to additional charges depending upon the service level agreed. Tax reclaims that have been outstanding for more than 6 (six) months with the client will be charged $50 per claim.

Out of Pocket Expenses

Including, but not limited to:

●	Expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, and extraordinary expenses based upon complexity.

●	Charges for local taxes, stamp duties or other local duties and assessments, stock exchange fees, postage and insurance for shipping, facsimile reporting, extraordinary telecommunications fees, proxy services and other shareholder communications or other expenses which are unique to a country in which the client or its clients is investing will be passed along as incurred.

●	A surcharge may be added to certain out-of-pocket expenses listed herein to cover handling, servicing and other administrative costs associated with the activities giving rise to such expenses. Also, certain expenses are charged at a predetermined flat rate.

●	SWIFT reporting and message fees.

*	Subject to annual CPI increase, Milwaukee MSA.

Fees are billed monthly.

1/2012

Exhibit D (continued) to the Custody Agreement – The Timothy Plan

    GLOBAL CUSTODY SERVICES
FEE SCHEDULE - PART II at January 1, 2012

Country	Instrument	Safekeeping (BPS)	Transaction Fee	Country	Instrument	Safekeeping (BPS)	Transaction Fee
Argentina	All	12.00	$32	Lebanon	All	20.00	$72
Australia	All	1.00	$15	Lithuania	All	16.00	$40
Austria	All	1.70	$17	Luxembourg	All	3.20	$25
Bahrain	All	40.00	$112	Malaysia	All	2.90	$39
Bangladesh	All	32.00	$120	Mali*	All	32.00	$124
Belgium	All	1.20	$22	Malta	All	17.60	$60
Benin*	All	32.00	$124	Mauritius	All	24.00	$80
Bermuda	All	12.00	$48	Mexico	All	1.50	$10
Botswana	All	20.00	$40	Morocco	All	28.00	$80
Brazil	All	7.20	$17	Namibia	All	24.00	$40
Bulgaria	All	32.00	$64	Netherlands	All	1.50	$12
Burkina Faso*	All	32.00	$124	New Zealand	All	2.00	$26
Canada	All	1.00	$6	Niger*	All	32.00	$124
Cayman Islands*	All	0.80	$8	Nigeria	All	24.00	$40
Channel Islands*	All	1.20	$20	Norway	All	1.50	$22
Chile	All	16.00	$48	Oman	All	40.00	$112
China “A” Shares	All	9.60	$42	Pakistan	All	24.00	$80
China “B” Shares	All	9.60	$42	Peru	All	35.00	$85
Columbia	All	32.00	$80	Philippines	All	3.90	$36
Costa Rica	All	12.00	$48	Poland	All	12.00	$24
Croatia	All	28.00	$52	Portugal	All	4.80	$39
Cyprus*	All	12.00	$45	Qatar	All	36.00	$112
Czech Republic	All	9.60	$24	Romania	All	28.00	$80
Denmark	All	1.50	$24	Russia	Equities/Bonds	30.00	$165
Ecuador	All	28.00	$52	Russia	MINFINs	12.00	$40
Eqypt	All	25.60	$64	Senegal*	All	32.00	$124
Estonia	All	5.60	$20	Singapore	All	1.50	$20
Euromarkets(3)	All	1.00	$4	Slovak Republic	All	20.00	$88
Finland	All	2.40	$22	Slovenia	All	20.00	$88
France	All	1.00	$15	South Africa	All	1.50	$8
Germany	All	1.00	$15	South Korea	All	4.80	$10
Ghana	All	20.00	$40	Spain	All	1.00	$15
Greece	All	7.20	$33	Sri Lanka	All	12.00	$48
Guinea Bissau*	All	40.00	$124	Swaziland	All	24.00	$40
Hong Kong	All	2.00	$25	Sweden	All	1.00	$22
Hungary	All	20.00	$60	Switzerland	All	1.00	$24
Iceland	All	12.00	$45	Taiwan	All	12.00	$64
India	All	8.00	$84	Thailand	All	2.90	$22
Indonesia	All	5.80	$68	Togo*	All	32.00	$124
Ireland	All	1.50	$15	Trinidad & Tobago*	All	24.00	$52
Israel	All	9.60	$29	Tunisia	All	32.00	$36
Italy	Ail	1.50	$24	Turkey	All	9.60	$10
Ivory Coast	All	32.00	$124	UAE	All	36.00	$104
Jamaica*	All	28.00	$40	United Kingdom	All	1.00	$5
Japan	All	1.00	$8	Ukraine	All	19.20	$29
Jordan	All	32.00	$100	Uruguay	All	40.00	$52
Kazakhstan	All	48.00	$120	Venezuela	All	32.00	$100
Kenya	All	24.00	$40	Vietnam*	All	32.00	$104
Latvia	Equities	12.00	$60	Zambia	All	24.00	$40
Latvia	Bonds	20.00	$72

1/2012

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